FIRST AMENDMENT TO
                   AGREEMENT AND PLAN OF MERGER
                   ----------------------------

	THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF
MERGER is dated as of August 31, 2000 (the "Amendment") among Cistron Biotechnology, Inc., a Delaware corporation
(the "Company"), Celltech Group plc, a company incorporated under the laws of England ("Parent"), and CGP Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary").

                        RECITALS

	WHEREAS, the Company, Parent and Merger
Subsidiary entered into an Agreement and Plan of Merger dated as of March 21, 2000 (the "Original Merger
Agreement" and, as amended by this Amendment, the "Agreement"), to provide for the merger of Merger
Subsidiary with and into the Company on the terms and conditions provided therein; and

	WHEREAS, the Company, Parent and Merger
Subsidiary desire to amend the Original Merger Agreement as hereinafter set forth.

	NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

	Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

        1.1.    Section 3.1(a).

        (a)     Section 3.1(a)(1) is hereby amended by
inserting the word "and" at the end thereof.

        (b)     Section 3.1(a)(2) is hereby amended by
deleting at the end thereof "; and" inserting in lieu thereof:
                .  The Base Merger Consideration and
                Holdback Merger Consideration are
                collectively referred to as the Merger
                Consideration.

        (c) Section 3.1(a)(3) is hereby deleted in its entirety.

        (d)     Section 3.1(a) is further amended by
deleting from the last paragraph thereof the words "or the Aventis Pasteur Option Exercise Merger Consideration".

        1.2.    Section 3.2(b).

        (a)     The third-to-last sentence of Section
3.2(b) is hereby amended by deleting the words "or the amount of the Aventis Pasteur Option Payments used to calculate the Aventis Pasteur Option Exercise Merger
Consideration".

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        (b)     The second-to-last sentence of Section
3.2(b) is hereby deleted in its entirety.

        1.3.    Section 3.3.

        (a)     Section 3.3(a) is hereby deleted in its
entirety.

        (b) Section 3.3(b) is hereby amended to read in its entirety as follows:
        The Company represents and warrants to Parent and Merger Subsidiary that Bluestone Capital Partners, L.P. ("Bluestone") has waived any right is has or may have to receive any portion of the amounts received by the Company, the Surviving Corporation or Parent from
        Aventis Pasteur S.A. ("Aventis Pasteur"). In the event Bluestone demands the payment of any such amounts, Parent shall have the right, at its discretion, to reduce the $1,000,000 amount used to calculate the Aggregate Holdback Merger Shares by the amount demanded by BlueStone; provided, that to the extent BlueStone withdraws such demand or it is finally determined that all or part of any such amount demanded by BlueStone is not required to be paid to it, no such reduction of the $1,000,000 amount used to calculate the Aggregate Holdback Merger Shares shall be made.

        (c) Section 3.3(c) is hereby amended by (i) deleting from the first sentence thereof the words "or the amount of the Aventis Pasteur Option Payments used to calculate the Aventis Pasteur Option Exercise Merger Consideration," and (ii) by deleting the second sentence thereof in its entirety.

        1.4.    Section 3.4.

        (a) Section 3.4(a) is hereby amended by (i) deleting the fourth sentence thereof in its entirety, and (ii) deleting from the fifth sentence thereof the words "plus the cash portion of the Aventis Pasteur Option Exercise Merger Consideration."

        (b) Section 3.4(d) is hereby amended by deleting therefrom the words "and the Aventis Pasteur Option Exercise Merger Consideration in accordance with Section 3.3.(a)" and the words "or cash or ADSs (as applicable) in the case of the Aventis Pasteur Option Exercise Merger Consideration."

        1.5. Section 3.5. Section 3.5 is hereby deleted in its entirety.

        1.6.    Section 3.7.

        (a)     Section 3.7(c)(ii) is hereby amended by
deleting therefrom subparagraph (i) in its entirety.

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        (b)     Section 3.7(f) is hereby amended by deleting therefrom
the words "or the amount of the Aventis Pasteur Option Payments used to calculate the Aventis Pasteur Option Exercise Merger Consideration."

        1.7.    Section 6.15.  Section 6.15 is hereby deleted in its entirety.

        1.8. Section 8.1(d). Section 8.1(d) is hereby amended by inserting therein after the word "filed" the words "or submitted in draft form for confidential review."

        1.9. Section 9.6. Section 9.6 is hereby amended by deleting the Company's notice address and inserting in lieu thereof the following:

        If to the Company:
           By mail:     Cistron Biotechnology, Inc.
                        P.O. Box 2004
                        Pine Brook, New Jersey  07058

	By hand or courier:	Cistron Biotechnology, Inc.
				New Road
                                Building B, Suite 202
                                Parsippany, New Jersey  07054
        1.10.   Section 9.12.

        (a) The cross reference for the defined term "Aventis Pasteur" shall be amended to be Section 3.3(b).

        (b)     The following defined terms are hereby deleted:

                Aggregate Aventis Pasteur Option Exercise Merger Shares Aggregate Cash Aventis Pasteur Option Exercise Merger Consideration
                Aventis Pasteur Deduction
                Aventis Pasteur Option Agreement
                Aventis Pasteur Option Exercise Merger Consideration Aventis Pasteur Option Payment

        1.11. Full Credit for Certain Aventis Pasteur Payments. The parties acknowledge and agree that, notwithstanding anything in Section 3.2 of the Company Disclosure Schedule to the contrary, for purposes of calculating Unaudited Closing Net Current Assets under Section 3.2(b), Cistron will receive full credit for payments actually received by Cistron from Aventis Pasteur on or about July 1, 2000 and October 1, 2000 and for the payment scheduled to be made by Aventis Pasteur to Cistron on January 2, 2001.

        1.12. Receipt of July 1, 2000 Research Support Payment. Cistron represents and warrants to Parent and Merger Subsidiary that Cistron has received the $75,000 research support payment from Aventis Pasteur due on July 1, 2000.

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	IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized representatives of the parties hereto as of the date first written above.

                                CISTRON BIOTECHNOLOGY, INC.



                                By:/s/ISIDORE S. EDELMAN
                                   ---------------------
                                      Isidore Edelman
                                      Chairman and Chief Executive Officer


                                CELLTECH GROUP PLC


                                By:/s/PETER V. ALLEN
                                   -----------------
                                      Peter V. Allen
                                      Director


                                CGP ACQUISITION CORP.


                                By:/s/PETER V. ALLEN
                                   -----------------
                                      Peter V. Allen
                                      President